Exhibit 10.38
                        STOCK PURCHASE AND SALE AGREEMENT

     This Stock Purchase and Sale Agreement entered into this 9th day of January 2001, by and among ABN EQUITIES INC., a Delaware corporation, with its principal place of business at 410 Park Avenue, New York, N.Y., herein represented by its Chairman, Mr. Steven Singer (hereinafter referred to as "ABN"), AMERICAN BANKNOTE CORPORATION, a Delaware corporation, with its principal place of business at 410 Park Avenue, New York, N.Y., herein represented by its Chairman, Mr. Steven Singer (hereinafter referred to as the "Parent"), AMERICAN BANK NOTE COMPANY GRAFICA E SERVICOS LTDA., a Brazilian limited liability company registered with the CNPJ under n(0)33.113.309/0001-47, with its principal offices at Rua Peter Lund no. 146, RJ, RJ, (hereinafter referred to as "Limitada"), and Mr. Sidney Levy, a Brazilian citizen, resident and domiciled at Av. Vieira Souto 620, apartment 1202, in Rio de Janeiro, Brazil, (hereinafter referred to as "Buyer"); with the consent of Bradesco Previdencia e Seguros S. A., with its principal place of business at Cidade de Deus, S.P., S.P. registered with the CNPJ under no. 51.990.695/0001-37, herein represented by its Director, Mr. ___________________ (hereinafter referred to as "Bradesco Previdencia").

                                   WITNESSETH

Whereas, ABN and Bradesco Previdencia together own all of the QUOTAS of the capital stock of Limitada;

Whereas, ABN wishes to sell and Buyer wishes to purchase from ABN 675,707 QUOTAS of the capital stock of Limitada owned by ABN;

Whereas, Bradesco Previdencia  consents to said purchase and sale of QUOTAS;

Whereas, Buyer and Limitada are parties to an Employment Agreement, the effective date of which is January 1, 1999 (the "Employment Agreement"), and whereas Buyer and Limitada wish to amend the Employment Agreement in accordance with the provisions of this Agreement; and

Whereas, Buyer and the Parent are parties to a Consulting Agreement, the effective date of which is January 1, 1999 (the "Consulting Agreement"), and whereas Buyer and ABN wish to amend the Consulting Agreement in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration for the premises, mutual covenants and obligations set forth herein, the parties hereto agree as follows:

     1.   PURCHASE AND SALE.

          Upon the terms and subject to the conditions hereinafter set forth and with the consent of Bradesco Previdencia, ABN hereby sells and Buyer hereby purchases from ABN six hundred and seventy five thousand, seven hundred and seven (675,707) QUOTAS of the capital stock of Limitada owned by ABN representing as of the date of this Agreement approximately 1,6% of the outstanding capital stock of Limitada (hereinafter referred to collectively as the "Quotas"). Buyer acknowledges and agrees that such percentage will decrease in the event that Limitada issues additional QUOTAS from time to time following the date of this Agreement.

     2.   PURCHASE PRICE.

     2.1 The purchase price for the Quotas is one million, three hundred and eleven thousand six hundred and ninety-six Reais (R$1.311.696,00)(the "Purchase Price"). ABN shall directly pay the amount of the non-resident withholding tax on capital gains computed in accordance with the relevant provisions of Brazilian income tax regulations.

     2.2 The Purchase Price shall be paid by Buyer to ABN on the Closing Date (as defined herein) in New York by direct bank transfer to a bank account to be designated by ABN in writing prior to the Closing Date (as such term is defined in section 3) of a sum in United States Dollars equivalent to the Purchase Price at an exchange rate equal to U.S.$1.00 = R$1.92 (i.e. US$683,175.00).

     3.   CLOSING; CLOSING DATE.

     3.1 The closing and consummation of the purchase and sale hereunder shall be effected at the offices of Limitada, located at Rua Peter Lund No.146, in the City of Rio de Janeiro, on such date as the parties may agree promptly following confirmation of the plan that was filed pursuant to Chapter 11 of the U.S. Bankruptcy Code of 1986, as amended (the "Bankruptcy Code"), with respect to proceedings concerning the Parent ("Plan Confirmation"), but not later than the sixtieth (60th) day following Plan Confirmation (the "Closing Date").

     3.2 CLOSING ACTIONS. On the Closing Date, among other actions deemed necessary or convenient for the consummation of the purchase and sale hereunder, ABN, Bradesco Previdencia and Buyer shall execute and deliver an amendment to the corporate charter of Limitada, in the Portuguese language: (a) to evidence the assignment and transfer of the Quotas to Buyer, at the Purchase Price and
(b) to include in the corporate charter of Limitada provisions identical in substance to those set forth in Exhibit 3.2 hereof or, alternatively, a statement indicating that ABN has granted to the Buyer the Tag-Along Option described in Exhibit 3.2 hereof.

     3.3 CONSENT OF Bradesco Previdencia hereby consents to the execution and delivery of this Agreement by ABN, the Parent, Limitada and Buyer, the sale of the Quotas to Buyer hereunder and the consummation of the other transactions contemplated hereby, and waives any rights it may otherwise have with respect to, or as a result of, such execution and delivery, sale or transactions.

     4.   REPRESENTATIONS AND WARRANTIES OF ABN.

     4.1 ABN hereby represents and warrants to Buyer as follows:

     (a) ABN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

     (b) The execution and delivery of this Agreement and each agreement or document executed pursuant hereto by ABN has been or will be duly and validly authorized by all requisite corporate action, and the entering into of each thereof does not, and the consummation of the transactions contemplated hereby and thereby will not violate the provisions of the certificate of incorporation or by-laws of ABN or the provisions of any agreement or other instrument to which ABN is a party or that is binding upon ABN's property, the effect of any of which, either individually or in the aggregate, would impair the ability of ABN to perform its obligations hereunder or thereunder.

     (c) Subject to Plan Confirmation as set forth in Section 3.1 hereof, this Agreement and each agreement or document executed pursuant hereto are, and will be, when executed and delivered, legal, valid and binding agreements and documents of ABN, enforceable against ABN in accordance with their terms.

     (d) ABN is the lawful owner of the Quotas, with good and marketable title thereto, and upon receiving the consent of Bradesco Previdencia to the purchase and sale hereunder, will be delivered to Buyer free and clear of all liens, pledges, encumbrances, mortgages, security interests, options, rights of first refusal and other claims of any kind (except for credit facilities maintained by Limitada in the ordinary course of business), and has full right, power and authority to sell, assign and transfer the Quotas; and

     (e) Upon the closing and consummation of the purchase and sale of the Quotas contemplated hereunder, Buyer will own six hundred and seventy five thousand, seven hundred and seven (675,707) quotas representing as of the date of this Agreement approximately 1,6% of the total outstanding capital stock of Limitada.

     5.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     5.1. Buyer hereby represents and warrants to ABN as follows:

     (a) Buyer has the legal capacity under the laws of Brazil to execute and deliver this Agreement and each agreement or document executed pursuant hereto and to consummate the transactions contemplated hereunder and thereunder. Such transactions comply and will comply in all respects with Brazilian law and regulation and do not in any such case require any filing with, notice to or consent of any governmental authority or other person or entity (other than the consent of Bradesco Previdencia contemplated hereby).

     (b) The execution and delivery of this Agreement and each agreement or document executed pursuant hereto by Buyer, and the consummation by Buyer of the transactions contemplated hereunder and thereunder will not violate the provisions of any agreement or other document to which Buyer is a party or that is binding upon Buyer or any order issued by a court or other governmental authority.

     (c) This Agreement and each agreement or document executed pursuant hereto are, and will be, when executed and delivered, legal, valid and binding agreements and documents of Buyer, enforceable against Buyer in accordance with their terms.

     (d) Notwithstanding Buyer's knowledge of Limitada's business, operations and financial situation, Buyer has conducted, or has otherwise been given by ABN ample opportunity to conduct, such investigations and independent analysis and evaluation of Limitada, its business, its financial situation and such other aspects of Limitada's business as Buyer has deemed necessary or appropriate in connection with Buyer's decision to purchase the Quotas, and Buyer is satisfied with the results of such investigations, analysis and evaluation;

     (e) Buyer has not relied on any representation, warranty, information or statement, whether written, oral or implied made by ABN or any of its Affiliates (as defined in Exhibit 3.2 hereof), or their respective officers, employees or representatives, with respect to Limitada's assets or business, or the sufficiency thereof, or the existence of liabilities, whether disclosed or undisclosed, or any other aspects of Limitada as a business entity or as a going concern; and

     (f) The non-resident withholding tax and the banking charges to be deducted from the Purchase Price in accordance with the provisions of section 2.1 hereof shall not exceed R$116,000.

     6.   INDEMNIFICATION OBLIGATIONS.

     6.1 DAMAGES. As used in this section, the term "Damages" shall mean any loss, liability, claim, damage or expense, including limitation, reasonable attorneys' fees and disbursements and any losses that may result from the granting of a decision or order, whether preliminary, interlocutory or definitive in any action, suit, administrative or judicial proceeding before or by any competent court of justice or governmental authority, whether federal, state or municipal.

     6.2 INDEMNIFICATION BY ABN. ABN shall indemnify, defend and hold Buyer harmless from and against all Damages incurred or suffered by Buyer based upon, arising out of, or otherwise in respect of any breach of any representation, warranty, covenant or agreement of ABN contained in this Agreement and each agreement or document executed and delivered by ABN pursuant hereto, provided, however, that in no event shall ABN indemnify Buyer for any amounts in excess of the Purchase Price.

     6.3 INDEMNIFICATION BY BUYER. Buyer, shall indemnify, defend and hold ABN harmless from and against all Damages incurred or suffered by ABN based upon, arising out of, or otherwise in respect of any breach of any representation, warranty, covenant, or agreement of Buyer contained in this Agreement and each agreement or document executed and delivered by Buyer pursuant hereto.

     7.   RESCISSION OF PURCHASE AND SALE.

     7.1 In the event that (i) Buyer shall fail to make payment of the Purchase Price in the manner set forth in this Agreement or (ii) Buyer shall be in breach of any of the provisions of this Agreement (including without limitation the inaccuracy or incompleteness of any representation or warranty made by Buyer herein) or (iii) Buyer shall no longer be employed by Limitada for any reason prior to the third (3rd) anniversary of the date of this Agreement (the period beginning on the date of this Agreement and ending on such third anniversary being referred to herein as the "Vesting Period") or (iv) a court or other governmental authority issues an order requiring the rescission of the purchase and sale of the Quotas, ABN may, at its option and in its sole discretion, immediately terminate and rescind this Agreement and the transactions contemplated hereby and proceed as provided in section 7.2 hereof.

     7.2 In the event that ABN terminates this Agreement as provided in section 7.1, ABN shall be entitled to take all steps necessary and appropriate to retransfer to ABN full ownership and title to the Quotas including, but not limited to the execution on behalf of Buyer of all entries in the books of Limitada to reflect the retransfer of the Quotas to ABN and the execution and the filing with the competent Commercial Registry of any instruments of amendment to the corporate charter of Limitada necessary to effect such retransfer of the Quotas to ABN and to remove from the corporate charter of Limitada the provisions or the statement referred to in section 3.2(b). In the event of a termination pursuant to section 7.1(ii), ABN shall remit to Buyer, upon the retransfer of the Quotas to ABN, the Purchase Price of R$1,311,696.00 (payable in Reais), without interest. In the event of a termination pursuant to section 7.1(iv), ABN shall remit to Buyer, upon the retransfer of the Quotas to ABN, the Purchase Price of US$683,175.00 (payable in U.S. Dollars), without interest.. In the event of a termination pursuant to section 7.1(iii), the Purchase Price will be remitted (x) as U.S. Dollars in the amount set forth above, without interest, if Buyer's employment was terminated by ABN or Limitada, but (y) as Reais in the amount set forth above, without interest, if Buyer's employment shall be terminated by Buyer (i.e. he resigns his employment for any reason).

     7.3 For purposes of assuring to ABN the full right to reacquire title to and ownership of the Quotas in the event ABN shall terminate this Agreement as provided in section 7.1 and to amend the corporate charter of Limitada as set forth in section 7.2, Buyer does hereby, pursuant to Article 1.317, I of the Brazilian Civil Code, grant to Mr. Ronaldo Camargo Veirano, an irrevocable power of attorney coupled with an interest ("em causa propria"), and for that purpose does hereby constitute said Mr. Ronaldo Camargo Veirano (the "Buyer's Attorney-in-fact") as its attorney-in-fact on whom Buyer hereby confers all powers as may be necessary and permitted by law, however special they may be and as if they were expressly set forth herein, for the purposes of assigning and transferring to ABN title to and ownership of the Quotas, and to execute, in Buyer's name, place and stead, any and all charter amendments, documents, instruments and the like necessary for the consummation of such transfer and for the removal of the provisions or the statement referred to in section 3.2(b) from the corporate charter of Limitada and to do all else as Buyer's Attorney-in-fact shall, in his sole discretion, deem necessary and appropriate for the carrying out of the power and mandate here granted, including delegation, in whole or in part of the powers here granted. If at any time Mr. Ronaldo Camargo Veirano becomes unwilling or unable to serve as Buyer's Attorney-in-fact hereunder, Buyer will, immediately upon becoming aware of such unwillingness or inability, appoint a successor Attorney-in-fact with the same powers and rights specified herein.

     8. CONDITIONS TO CLOSING. ABN's obligations at the Closing, including without limitation its obligation to sell the Quotas to Buyer, are conditioned upon the satisfaction by Buyer (or waiver by ABN in its sole discretion) of each of the following conditions as of the Closing Date:

          8.1 this Agreement shall have been executed and delivered by Buyer and Bradesco Previdencia ;

          8.2 the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of such date as if made on such date and (if the Closing Date occurs on a date that follows the date on which this Agreement is executed and delivered) Buyer shall have delivered to ABN a certificate stating that such representations and warranties are true and correct in all material respects as of such date;

          8.3 Buyer shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by Buyer on or before the Closing;

          8.4 no litigation or other proceeding shall have been commenced, noticed or threatened against Limitada or any party hereto which relates to the subject matter of this Agreement or any transaction contemplated hereby;

          8.5 Buyer shall be employed on a full-time basis with Limitada, and shall not have given any notice or other indication that he wishes to terminate such employment; and

          8.6 Buyer shall have obtained Plan Confirmation in accordance with all applicable provisions of the Code.

     In the event that any condition described above is not satisfied (or waived by ABN in its sole discretion) on or before the sixtieth (60th) day following Plan Confirmation, ABN may terminate this Agreement by giving written notice of such termination to Buyer, in which event neither party shall have any obligation hereunder to the other on or after the effective date of such termination.

     9.   TRANSFER OF QUOTAS; RIGHT OF FIRST OFFER.

     9.1 TRANSFER. Buyer may not, at any time prior to the last day of the Vesting Period, sell, transfer or encumber, or agree to sell, transfer or encumber, any of the Quotas. Buyer acknowledges that the Quotas will contain a legend describing the restrictions on transferability set forth herein.

     9.2 RIGHT OF FIRST OFFER. In the event that, at any time after the last day of the Vesting Period, Buyer wishes to offer or sell any Quotas, Buyer must first deliver to ABN written notice describing the proposed sale, including the terms and conditions thereof, and provide ABN with an option during the thirty
(30) day period following delivery of such notice to purchase all or any part of the Quotas being offered on the same terms as contemplated by such sale. Any offer to sell may be made only to a bona fide third-party purchaser who is not affiliated with Buyer, ABN or Limitada, who is ready, willing and able to effectuate a purchase. In the event that ABN either does not give notice within such thirty day period that it intends to exercise the foregoing option or informs Buyer in writing that it does not intend to participate in all or any part of such sale, Buyer may, during the period of thirty (30) days thereafter, offer to a third party the option to purchase up to, in the aggregate, the amount of Quotas which were declined by ABN, on the same terms as were offered to ABN. Buyer must comply with the terms of this paragraph 9.2 with respect to any offers or sales made after such thirty day period or made or proposed to be made on terms different from those that were offered to ABN in accordance herewith.

     10. AMENDMENT OF CONSULTING AGREEMENT AND EMPLOYMENT AGREEMENT.

     10.1 CONSULTING AGREEMENT. The Parent and Buyer agree to amend the terms of the Consulting Agreement as follows:

          (i) the monthly payments made to Buyer pursuant to paragraph 3 thereof shall be reduced to U.S.$2,000 for each of the twelve months occurring during the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date;

          (ii) following the one-year anniversary of the Closing Date, monthly payments made during the term of the Consulting Agreement pursuant to paragraph 3 thereof shall be increased to U.S.$8,000; and

          (iii) the term of the Consulting Agreement described in paragraph 1 thereof shall extend until January 1, 2004.

     10.2 EMPLOYMENT AGREEMENT. Limitada and Buyer agree to amend the terms of the Employment Agreement so that the term described in paragraph 1 thereof shall extend until January 1, 2004.

     10.3 CONTINUING EFFECT. Except as otherwise amended hereby, the Consulting Agreement and the Employment Agreement shall remain in full force and effect in accordance with their respective terms.

     11.  MISCELLANEOUS PROVISIONS.

     11.1 ASSIGNMENT. Neither the rights nor the obligations of either party to this Agreement may be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that ABN may assign its rights and obligations hereunder to
(i) an Affiliate (as such term is defined in Exhibit 3.2 hereto) or (ii) any person or entity that acquires all or substantially all of the assets of ABN.

     11.2 AMENDMENTS. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by both parties hereto.

     11.3 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by verifiable facsimile transmission (with a hard copy delivered by hand or overnight courier), or mailed, postage prepaid, by registered, certified or express mail or reputable overnight courier service, to the address set forth in the first page hereof or to such other addresses as hereinafter furnished, and shall be deemed given when so delivered by hand or facsimile, or , or if mailed, when received.

     11.4 NO WAIVER. No delay on the part of the parties hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the parties hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     11.5 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Brazil. The parties hereby agree that any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the City of Rio de Janeiro, and, irrevocably submit to the non-exclusive jurisdiction of such courts.

     11.6 EXHIBITS. All exhibits attached to this Agreement shall form an integral part hereof as though expressly set forth herein.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in three (3) counterparts, each deemed to be an original, on the date first above written.

                          ABN EQUITIES INC.

                          By:   _______________________________________
                          Title:_______________________________________

                          AMERICAN BANKNOTE CORPORATION

                          By:   _______________________________________
                          Title:_______________________________________

                          AMERICAN BANK NOTE COMPANY GRAFICA E SERVICOS LTDA.

                          By:   _______________________________________
                          Title:_______________________________________


                          SIDNEY LEVY

                          BRADESCO PREVIDENCIA E SEGUROS S. A.

                          By:      ________________________________________
                          Title:   ________________________________________


Witnesses:
1. _________________________
2. _________________________

                                   Exhibit 3.2
                                     of the
               Stock Purchase and Sale Agreement (the "Agreement")
               entered into the 9th of January 2001 by and between ABN Equities Inc. ("ABN"), and Sidney Levy ("Levy")

                                TAG-ALONG OPTION

Article 12. ABN shall not, in any transaction or series of related or unrelated transactions, directly or indirectly, make any sale of, or otherwise dispose for value of, any QUOTAS held by it to any third party other than an "ABN Permitted Transferee" (as defined in the First Paragraph of this Article 12) unless the terms and conditions of such sale or other disposition shall contain an offer to include, at the option of Levy, in such sale or other disposition to the third party, the "Pro Rata Portion"(as defined in the Third Paragraph of this Article
12) of the quotas then owned by Levy.

FIRST PARAGRAPH. For purposes of this Article 12, "ABN PERMITTED TRANSFEREE" means any stockholder or Affiliate of ABN. "AFFILIATE" of a Person means any other PERSON that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. "PERSON" means any individual, legal person or unicorporated organization. "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

SECOND PARAGRAPH. If ABN proposes to transfer to a third party (the "Tag-Along Transfer"), any QUOTAS held by ABN (the "Tag-Along Quotas"), ABN shall provide written notice (the "Offer Notice") of such Tag-Along Transfer to Levy not later than ten (10) calendar days prior to the consummation of the sale or other disposition contemplated by the Tag-Along Transfer. The Offer Notice shall identify the prospective buyer or buyers of the Tag-Along Quotas ( the "Prospective Buyers"), the number of the Tag-Along Quotas proposed to be transferred, the price to be paid for each of the Tag-Along Quotas (the "Offer Price"), all other material terms and conditions of the Tag-Along Transfer and, in case of a transfer in which the consideration payable for the Tag-Along Quotas consists in whole or in part of consideration other than cash, such information relating to such other consideration as may be reasonably necessary to ascertain the cash value of such other consideration.

THIRD PARAGRAPH. Levy shall have the right and option, for a period of five (5) calendar days after the date the Offer Notice is given (the "Notice Period"), to notify ABN of his interest in selling or otherwise disposing of up to the Pro Rata Portion of the QUOTAS then owned by him pursuant to the Tag-Along Transfer. For purposes of this Article 12, "Pro Rata Portion" means the number of QUOTAS equal to the product of (i) the total number of QUOTAS then owned by Levy, and
(ii) a fraction, the numerator of which shall be the total number of QUOTAS proposed to be sold by ABN pursuant to the Tag-Along Transfer, and the denominator of which shall be the total number of QUOTAS then owned by ABN.

FOURTH PARAGRAPH. If Levy desires to exercise the option provided for in the Third Paragraph of this Article 12, Levy shall, prior to the expiration of the Notice Period, provide ABN with a written notice (the "Notice of Interest") specifying the number of QUOTAS which he has an interest in selling or otherwise disposing of pursuant to the Tag-Along Transfer and shall, simultaneously with the Notice of Interest, deliver to ABN: (a) a special irrevocable power of attorney (the "Power of Attorney"), in form reasonably satisfactory to ABN authorizing ABN, on behalf of Levy, to sell or otherwise dispose of Levy's QUOTAS specified in the Notice of Interest, pursuant to the terms and conditions of the Tag-Along Transfer, at a price equal to the Offer Price, and to take all such actions as shall be necessary or appropriate in order to consummate such sale or other disposition, and (b) documentation providing indemnity to the Prospective Buyers regarding his title to the Levy's QUOTAS AND THE ABSENCE OF ANY ENCUMBRANCES THEREON, but excluding indemnities regarding the business or financial condition of Limitada.

FIFTH PARAGRAPH. Promptly after the consummation of the sale or other disposition of the Tag-Along Quotas and the QUOTAS of Levy to the third party pursuant to the Tag-Along Transfer, ABN shall, within ten (10) calendar days of receipt of the Offer Price, pay to Levy the portion of the Offer Price corresponding to the quotas of Levy sold or otherwise disposed of pursuant thereto.

SIXTH PARAGRAPH. If at the end of the Notice Period, Levy shall not have given a Notice of Interest (and delivered the Power of Attorney), Levy will be deemed to have waived all of its rights under this Article 12 with respect to the sale or other disposition of its QUOTAS pursuant to the Tag-Along Transfer with respect to which a Notice of Interest shall not have been given.

SEVENTH PARAGRAPH. If, at the end of the 180-day period following the giving of the Offer Notice, ABN have not completed the sale or other disposition of all the Tag-Along Quotas and the QUOTAS with respect to which Levy shall have given a Notice of Interest pursuant to this Article 12, then such Tag-Along Transfer shall be deemed cancelled and of no further effect and ABN shall return to Levy the Powers-of-Attorney.

EIGHTH PARAGRAPH. Except as expressly provided in this Article 12, ABN shall have no obligation to Levy with respect to the sale or other disposition of any QUOTAS owned by Levy in connection with this Article 12. Anything herein to the contrary notwithstanding and irrespective of whether any Notice of Interest shall have been given, ABN shall have no obligation to Levy to sell or otherwise dispose of any Tag-Along Quotas pursuant to this Article 12 as a result of any decision by ABN not to accept or consummate any Tag-Along Transfer or sale or other disposition with respect to the Tag-Along Quotas (it being understood that any and all such decisions shall be made by ABN in its sole discretion). Levy shall not be entitled to sell or otherwise dispose of QUOTAS directly to any Prospective Buyers, whether or not pursuant to a Tag-Along Transfer, or to any third party (it being understood that all such sales and other dispositions shall be made only on the terms and pursuant to the procedures set forth in this
Article 12 or in the Agreement).